EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

NAME	STATE OF INCORPORATION/ORGANIZATION

Odyssey HealthCare Holding Company	DE

Odyssey HealthCare Operating A, LP	DE

Odyssey HealthCare Operating B, LP	DE

Odyssey HealthCare Management, LP	DE

Odyssey HealthCare GP, LLC	DE

Odyssey HealthCare LP, LLC	DE

Hospice of the Palm Coast, Inc.	FL